Exhibit 5.1

Our ref	VSL/743327-000003/86911523v2

Viomi Technology Co., Ltd

Wansheng Square, Rm 1302 Tower C
Xingang East Road, Haizhu District

Guangzhou, Guangdong, 510220

People’s Republic of China

9 July 2026

Dear Sirs

Viomi Technology Co., Ltd

We have acted as Cayman Islands legal advisers to Viomi Technology Co., Ltd (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (including its exhibits, the “Registration Statement”), relating to securities to be issued and sold by the Company, on a delayed or continuous basis, from time to time in one or more offerings (“Securities”), up to US$100 million of any combination, together or separately, of the following securities:

a)	Class A ordinary shares of the Company of par value of US$0.00001 each (the “Class A Ordinary Shares”);

b)	certain preferred shares of the Company of par value of US$0.00001 each (the “Preferred Shares”);

c)	warrants to purchase the Class A Ordinary Shares, the Preferred Shares, or any combination of these securities (the “Warrants”) to be issued under warrant agreements to be entered into by the Company and warrant agents, if any, for such Warrants thereunder (the “Warrant Agreements”);

d)	subscription rights to purchase the Class A Ordinary Shares, the Preferred Shares, or other securities (the “Subscription Rights”) to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters, if any, or rights agreements to be entered into among the Company and a rights agent, if any, for such Subscription Rights thereunder (the “Subscription Rights Agreements”);

e)	units comprising of one or more of the Company’s securities (the “Units”) to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the “Unit Agreements”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 21 January 2015 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association adopted pursuant to a special resolution passed on 23 August 2018 and effective immediately prior to the completion of the initial public offering of the Company’s American depositary shares representing its Class A Ordinary Shares (the “Memorandum and Articles”).

1.3	The unanimous written resolutions of the board of directors of the Company (the “Board”) dated 9 July 2026 (the “Board Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 24 June 2026 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from offering, selling or issuing the Securities, entering into and performing its obligations under the Registration Statement and duly authorised, executed and delivered Securities Documents (as defined below).

2.4	The Company will have sufficient Class A Ordinary Shares and Preferred Shares, as the case may be, authorised for issue under the Memorandum and Articles at the time of issuance of the Securities.

2.5	The Warrants and the Warrant Agreements, the Subscription Rights and the Subscription Rights Agreements, and the Units and the Unit Agreements (together, the “Securities Documents”) will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.6	The Securities Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2

2.7	The choice of the laws of the State of New York as the governing law of the Securities Documents, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Documents.

2.9	The Warrants, the Subscription Rights and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Warrant Agreements, Subscription Rights Agreements and Unit Agreements.

2.10	The Securities Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.11	No monies paid to or for the account of any party under the Securities Documents or any property received or disposed of by any party to the Securities Documents in each case in connection with the Securities Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.12	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.4 of the opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.13	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

2.14	The offer, sale, and issue of Securities under and pursuant to the Registration Statement will be of commercial benefit to the Company.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

2.16	The Company will receive money or money’s worth in consideration for the issue of the Class A Ordinary Shares and the Preferred Shares, and none of the Class A Ordinary Shares or the Preferred Shares will be issued for less than their par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3

3.2	The authorised share capital of the Company is US$50,000 consisting of 5,000,000,000 shares of a par value of US$0.00001 each, consisting of 4,800,000,000 Class A Ordinary Shares, 150,000,000 Class B Ordinary Shares and 50,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	With respect to the Class A Ordinary Shares and the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Class A Ordinary Shares or Preferred Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Class A Ordinary Shares or Preferred Shares, (being not less than the par value of the Class A Ordinary Shares or Preferred Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Class A Ordinary Shares or Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreements relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, executed, issued and delivered, and constitute legal and binding obligations of the Company.

3.5	With respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) the certificates representing the Subscription Rights have been duly executed, countersigned, registered and delivered in accordance with the Subscription Rights Agreements relating to the Subscription Rights and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Subscription Rights will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreements relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreements will be duly executed, issued and delivered, and constitute legal and binding obligations of the Company.

3.7	The statements under the caption “Enforcement of Civil Liabilities” and “Taxation” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Warrant Agreements, the Subscription Rights Agreements and the Units Agreements will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

5

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in Warrant Agreements, the Subscription Rights Agreements and the Unit Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (the “BOT Act”).

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Documents.

4.4	We have not reviewed the final form of any of the Securities Documents, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Securities Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Securities Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Securities Documents and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

6

Director’s Certificate